Exhibit 99.1

NEWS FROM	Precision Castparts Corp.

4650 S. W. Macadam Ave.	CONTACT:	Dwight Weber
Suite 400		(503) 417-4855
Portland, OR 97239
Telephone (503) 417-4800
Web Site: http://www.precast.com

SOLID PERFORMANCE DISTINGUISHES PRECISION CASTPARTS

CORP. FISCAL 2008 FOURTH QUARTER RESULTS

Fourth Quarter Highlights (from Continuing Operations)

•	EPS of $1.89 (including the impact of $0.03 of restructuring charges)

•	Sales of $1.79 billion, up 16.6% from Q4 of FY2007

•	Consolidated segment operating income margin of 23.3%

•	Total debt of $355 million and cash of $221 million

PORTLAND, Oregon – May 6, 2008 – Strong end markets, effective volume leverage, and continued, across-the-board operational improvements drove Precision Castparts Corp. (NYSE:PCP) to new highs in sales, net income, and earnings per share from continuing operations both for the fourth quarter of fiscal 2008 and for the full fiscal year.

Fourth Quarter 2008 Financial Highlights

In the fourth quarter of fiscal 2008, total sales for Precision Castparts Corp. (PCC, or the Company) increased 16.6 percent over sales in the fourth quarter of fiscal 2007, generating 37.1 percent growth in consolidated segment operating income year over year. Fourth quarter sales were $1.79 billion, versus $1.54 billion last year, yielding consolidated segment operating income of $417.3 million, or 23.3 percent of sales in the quarter, compared to consolidated segment operating income of $304.4 million, or 19.8 percent of sales, in the same period last year. Fourth quarter fiscal 2008 results include a full quarter of McWilliams Forge, Caledonian Alloys, GSC Foundries, and Cherry Aerospace, as compared to a partial quarter from GSC Foundries and Cherry Aerospace in last year’s fourth quarter.

Year over year, fourth quarter net income from continuing operations grew 33.6 percent to $265.6 million, or $1.89 per share (diluted, based on 140.9 million average shares outstanding), versus $198.8 million, or $1.43 per share (diluted, based on 139.0 million average shares outstanding) a year ago. The current fourth quarter’s results include a pre-tax charge of $6.1 million, or $0.03 per share (diluted), primarily related to the shutdown of an underutilized machining operation in the U.K. Fourth quarter fiscal 2007 results included non-recurring tax benefits of $6.2 million, or $0.04 per share (diluted), associated with tax refund claims and changes in tax reserves resulting from completed audits of the Company’s tax returns.

Including discontinued operations, net income totaled $279.0 million, or $1.98 per share (diluted) in the quarter, compared to net income of $204.5 million, or $1.47 per share (diluted) last year. Included in the quarter’s results from discontinued operations was an after-tax gain of $17.0 million, or $0.12 per share (diluted), related to the sale of two small businesses formerly in the Forged Products Segment, partially offset by other charges.

Fiscal 2008 Financial Highlights

Fiscal 2008 sales improved by 28.8 percent over fiscal 2007 sales, with a 58.4 percent increase in net income from continuing operations for the year. Total fiscal 2008 sales were $6.85 billion, versus sales of $5.32 billion a year ago. Net income from continuing operations in fiscal 2008 totaled $965.9 million, or $6.88 per share (diluted, based on 140.3 million average shares outstanding), compared to $609.8 million for the previous year, or $4.42 per share (diluted, based on 138.0 million average shares outstanding.) Results for fiscal 2007 included non-recurring tax benefits of $11.1 million, or $0.08 per share (diluted). Net income (including discontinued operations) was $987.3 million, or $7.04 per share (diluted), this year compared to net income of $633.1 million, or $4.59 per share (diluted), for fiscal 2007.

Business Highlights

Investment Cast Products: Investment Cast Products’ fourth-quarter sales grew 25.2 percent over the same period a year ago, with sales increasing to $578.6 million in the March quarter compared to sales of $462.1 million a year ago. Contractual material pass-through pricing during the quarter accounted for approximately $28.7 million of the segment’s total sales, versus $22.6 million in the fourth quarter of fiscal 2007. Investment Cast Products’ operating income for the quarter improved by 43.7 percent year-over-year. Fourth quarter operating income was $145.0 million, or 25.1 percent of sales, compared to $100.9 million, or 21.8 percent of sales last year. Solid aerospace and industrial gas turbine (IGT) activity continued to drive this segment’s results. Investment Cast Products’ fiscal 2008 sales and operating income exceeded fiscal 2007 levels by 23.5 percent and 36.5 percent, respectively, with sales increasing to $2.16 billion this year from $1.75 billion last year, and operating income growing to $521.8 million, or 24.2 percent of sales, compared to $382.3 million, or 21.9 percent of sales, in fiscal 2007.

Forged Products: Forged Products’ fourth quarter sales of $810.0 million marked a 9.5 percent increase over sales of $739.6 million last year, while operating income jumped 22.8 percent to $184.5 million, or 22.8 percent of sales, in the fourth quarter of fiscal 2008 from $150.3 million, or 20.3 percent of sales, last year. Segment sales included contractual material pass-through pricing of approximately $90.8 million, versus $74.0 million in the fourth quarter of fiscal 2007. Year over year, total nickel alloy volume (including internal sales) shipped from the segment’s three primary mills increased 7 percent, although average selling prices for external alloy sales declined. The combination of these lower selling prices and increased intercompany sales negatively impacted sales in the quarter by approximately $70 million versus a year ago. Higher aerospace OEM and aftermarket volumes continued to propel this segment’s top line, along with vigorous extruded pipe sales, currently with a backlog in excess of $800 million. Year-over-year sales growth for the Forged Products segment was 34.8 percent, with sales of $3.17 billion in fiscal 2008 versus $2.35 billion a year ago. Operating income improved to $699.5 million, or 22.1 percent of sales, this year from $409.5 million, or 17.4 percent of sales.

Fastener Products: Fastener Products improved its fourth quarter sales by 20.3 percent over the same period a year ago. Total sales for the segment were $402.4 million for the fourth quarter of fiscal 2008, versus sales of $334.6 million last year. The segment increased its year-over-year operating income by 38.8 percent, with operating income of $108.1 million, or 26.9 percent of sales, in the fourth quarter compared to $77.9 million, or 23.3 percent of sales, last year. Fastener Products’ aerospace OEM and aftermarket sales grew approximately 39 percent year-over-year, primarily driven by higher volumes on production and development platforms and continued market share gains. For fiscal 2008, Fastener Products’ sales exceeded segment sales in the previous year by 24.9 percent, moving up to $1.52 billion compared to fiscal 2007 sales of $1.22 billion, and the segment generated a 46.8 percent improvement in operating income, advancing to $384.2 million, or 25.2 percent of sales, versus $261.7 million, or 21.4 percent of sales, last year.

“Fiscal 2008 was a strong year for Precision Castparts, capped off by a fourth quarter with solid performance on both the top and bottom line,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “We are seeing continued demand from all our major markets, and we are diligently positioning our manufacturing operations to take advantage of volume and forward-looking cost takeout initiatives.

“We are fully prepared to meet the requirements of our aerospace customers as new production programs come on line,” said Donegan. “The capital is in place, and the development costs are behind us. Our base aerospace business rests on a firm foundation, and we look forward to the growth that will be driven by such programs as the Airbus A380, the Boeing 787, the F-35 fighter, and the KC-X tanker. On the IGT front, major turbine programs currently in production are driving capacity additions, as well as development of significant new platforms across an expanded customer base. Extruded pipe now has a backlog of at least 24 months, and our non-aerospace nickel alloy operations are steadily opening up new market share opportunities. In concert with this top-line growth, all of our operations continue to work daily on a full pipeline of projects designed to streamline our manufacturing plants and to reduce costs quarter after quarter.

“Our balance sheet is also solid,” said Donegan. “Strong cash flows during the quarter enabled us to pay down our debt to $355.0 million, and we have $221.3 million in cash on hand. We are well-positioned in today’s volatile financial markets to seize further opportunities for profitable growth as they arise.”

Precision Castparts Corp. is hosting a conference call to discuss the financial results above today at 7:00 a.m. Pacific Daylight Time. The dial-in information for audio access is 800.238.9007 or 719.457.2622 (passcode 9766334). Dial *0 for technical assistance. In order to assure the conference begins in a timely manner, please dial in five to ten minutes prior to the scheduled start time.

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link: http://www.vcall.com/IC/CEPage.asp?ID=113010. Access can also be gained through Precision Castparts Corp.’s corporate website: http://www.precast.com/PCC/CorpPres.html.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, general industrial and automotive markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace, automotive, and other markets and supplies metal alloys and other materials to the casting and forging industry.

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Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, general industrial, and automotive cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of materials, energy, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at the PrimeNewswire’s website – http://www.PrimeNewswire.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS1,2,3

(In millions, except per share data)

	Three Months Ended		Twelve Months Ended
	March 30, 2008	April 1, 2007	March 30, 2008	April 1, 2007
Net sales	$1,791.0	$1,536.3	$6,852.1	$5,319.4
Cost of goods sold	1,292.4	1,143.5	4,982.3	4,020.2
Selling and administrative expenses	81.3	88.4	358.9	332.7
Restructuring and impairment[4]	6.1	—	6.1	—
Interest expense, net	6.1	11.6	42.3	52.2

Income before income taxes and minority interest	405.1	292.8	1,462.5	914.3
Provision for income taxes	139.2	93.8	495.4	303.1
Minority interest in net earnings of consolidated entities	(0.3)	(0.2)	(1.2)	(1.4)

Net income from continuing operations	265.6	198.8	965.9	609.8
Net income from discontinued operations	13.4	5.7	21.4	23.3

Net income	$279.0	$204.5	$987.3	$633.1

Net income per share from continuing operations - basic	$1.91	$1.45	$6.99	$4.48
Net income per share from discontinued operations - basic	0.09	0.04	0.15	0.18

	$2.00	$1.49	$7.14	$4.66

Net income per share from continuing operations - diluted	$1.89	$1.43	$6.88	$4.42
Net income per share from discontinued operations - diluted	0.09	0.04	0.16	0.17

	$1.98	$1.47	$7.04	$4.59

Average common shares outstanding:
Basic	139.2	137.0	138.2	136.0
Diluted	140.9	139.0	140.3	138.0

	Three Months Ended		Twelve Months Ended
	March 30, 2008	April 1, 2007	March 30, 2008	April 1, 2007
Sales by Segment
Investment Cast Products	$578.6	$462.1	$2,160.0	$1,748.3
Forged Products	810.0	739.6	3,168.1	2,350.6
Fastener Products	402.4	334.6	1,524.0	1,220.5

Total	$1,791.0	$1,536.3	$6,852.1	$5,319.4

Segment Operating Income (Loss)[5]
Investment Cast Products	$145.0	$100.9	$521.8	$382.3
Forged Products	184.5	150.3	699.5	409.5
Fastener Products	108.1	77.9	384.2	261.7
Corporate expense	(20.3)	(24.7)	(94.6)	(87.0)

Consolidated segment operating income	417.3	304.4	1,510.9	966.5
Restructuring and impairment	6.1	—	6.1	—
Interest expense, net	6.1	11.6	42.3	52.2

Income before income taxes and minority interest	$405.1	$292.8	$1,462.5	$914.3

[1]	Reported results for the periods ended April 1, 2007 have been restated for discontinued operations.

[2]

During the fourth quarter of fiscal 2007, the former Industrial Products segment was integrated with the Fastener Products segment; prior periods have been restated to reflect the change in reportable segments.

[3]

During the third quarter of fiscal 2008, the Greenville Metals business was reclassified from the Investment Cast Products segment to the Forged Products segment; prior periods have been restated to reflect the change.

[4]

During the fourth quarter of fiscal 2008, the Investment Cast Products segment recorded a restructuring charge of $6.1 million related primarily to headcount reductions and shut-down costs associated with an underutilized machining operation in the United Kingdom.

[5]	Operating income represents earnings before interest, income taxes and restructuring.

PRECISION CASTPARTS CORP.

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions, except share data)

	March 30, 2008	April 1, 2007
Assets
Current assets:
Cash and cash equivalents	$221.3	$150.4
Receivables, net of reserves of $5.2 in 2008 and $7.4 in 2007	1,027.9	839.6
Inventories	992.9	864.4
Prepaid expenses	22.0	22.5
Deferred income taxes	84.8	107.8
Discontinued operations	23.4	52.2

Total current assets	2,372.3	2,036.9

Property, plant and equipment:
Land	64.0	59.8
Buildings and improvements	323.3	293.9
Machinery and equipment	1,485.4	1,261.5
Construction in progress	122.5	131.4

	1,995.2	1,746.6
Accumulated depreciation	(869.0)	(756.8)

Net property, plant and equipment	1,126.2	989.8

Goodwill, net	2,282.4	2,088.8
Acquired intangible assets, net	55.4	10.2
Other assets	203.3	115.7
Discontinued operations	10.5	17.3

	$6,050.1	$5,258.7

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$0.1	$383.1
Long-term debt currently due	20.0	170.7
Accounts payable	689.4	576.2
Accrued liabilities	420.0	433.9
Income taxes payable	65.6	66.7
Discontinued operations	9.7	27.6

Total current liabilities	1,204.8	1,658.2

Long-term debt	334.9	319.2
Pension and other postretirement benefit obligations	275.4	320.5
Other long-term liabilities	142.8	94.5
Deferred tax liability	46.5	24.1
Discontinued operations	0.7	6.0
Shareholders’ equity:
Common stock, $1 stated value, authorized: 450,000,000 shares; issued and outstanding: 139,027,774 and 137,208,948 shares in 2008 and 2007	139.0	137.2
Paid-in capital	1,016.6	878.5
Retained earnings	2,873.4	1,903.2
Accumulated other comprehensive income (loss)	16.0	(82.7)

Total shareholders’ equity	4,045.0	2,836.2

	$6,050.1	$5,258.7

PRECISION CASTPARTS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Twelve Months Ended
	March 30, 2008	April 1, 2007
Operating Activities
Net income	$987.3	$633.1
Income from discontinued operations	(21.4)	(23.3)
Non-cash items included in income:
Depreciation and amortization	130.4	111.3
Deferred income taxes	40.6	15.7
Stock-based compensation expense	32.0	26.8
Excess tax benefits on equity instruments issued under share-based payment arrangements	(43.2)	(28.9)
Changes in assets and liabilities, excluding effects of acquisitions and dispositions of businesses:
Receivables	(175.3)	(145.3)
Inventories	(59.9)	104.4
Other current assets	3.6	(2.2)
Payables, accruals and current taxes	98.6	203.6
Retirement benefit obligations	(39.6)	16.9
Other non-current assets and liabilities	(55.6)	(48.4)
Net cash provided by operating activities of discontinued operations	20.5	1.8

Net cash provided by operating activities	918.0	865.5

Investing Activities
Acquisitions of businesses	(254.2)	(919.2)
Capital expenditures	(226.3)	(220.5)
Dispositions of businesses and other	52.3	71.7
Net cash used by investing activities of discontinued operations	(1.1)	(2.6)

Net cash used by investing activities	(429.3)	(1,070.6)

Financing Activities
Net change in commercial paper and short-term borrowings	(353.1)	335.4
Net change in long-term debt	(165.2)	(127.1)
Common stock issued	53.6	49.3
Excess tax benefits on equity instruments issued under share-based payment arrangements	43.2	28.9
Cash dividends	(16.6)	(16.3)
Other	(4.3)	1.1
Net cash provided by financing activities of discontinued operations	—	2.7

Net cash (used) provided by financing activities	(442.4)	274.0

Effect of exchange rate changes on cash and cash equivalents	24.6	21.6

Net increase in cash and cash equivalents	70.9	90.5
Cash and cash equivalents at beginning of year	150.4	59.9

Cash and cash equivalents at end of year	$221.3	$150.4